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                                                                       EXHIBIT 1

                         COMMON STOCK PURCHASE AGREEMENT
                         -------------------------------

    THIS COMMON STOCK PURCHASE AGREEMENT (the "Agreement") is entered into and made effective as of June 17, 1999 (the "Effective Date") by and between Draxis Health Inc., a Canada Business Corporations Act corporation with its principal offices at 6870 Goreway Drive, Mississauga, Ontario, Canada L4V 1P1 (the "Company"), and Elan International Services, Ltd., a Bermuda corporation with its principal offices at 102 St. James Court, Flatts, Smiths, FL04, Bermuda (the "Purchaser").

                                    RECITALS

    A. The Company and the Purchaser or its affiliate have entered into a License, Distribution and Supply Agreement concurrently with this Agreement.

    B. The Company and the Purchaser desire to enter into an agreement for the purchase of common stock by Purchaser of Common Stock in the Company, and related agreements, on the terms and conditions contained herein.


                                   AGREEMENT

    Now, therefore, the parties hereby agree as follows:

    1. Sale of Common Stock. Subject to the terms and conditions of this Agreement, the Purchaser hereby agrees to purchase, and the Company agrees to sell to the Purchaser, three million forty three thousand nine hundred and ninety six (3,043,996) shares of the Company's Common Stock (the "Shares") for a purchase price equal to United States Dollars (US $2.6281) per share for an aggregate purchase price of Eight Million United States Dollars (US $8,000,000)(the "Purchase Price").

    2. Closing. The purchase and sale of the Shares shall take place at the offices of Elan Pharmaceuticals, Inc., on the date mutually agreed between the parties (which time and place are designated as the "Closing"). At the Closing,
(i) the Company shall deliver to the Purchaser a certificate, registered in the name of the Purchaser, representing the Shares to be purchased by the Purchaser from the Company, dated as of the date of the Closing, against payment of the Purchase Price therefor, (ii) the Purchaser shall deliver the Purchase Price by check payable to the Company or by wire transfer of immediately available funds to a bank account designated by the Company, and (iii) Douglas Parker, Director, Legal Affairs, counsel to the Company with an opinion on US securities matters by Gardner, Carton and Douglas, shall deliver to the Purchaser, an opinion, dated as of the Closing, in substantially the form attached hereto as Exhibit A.

    3. Obligations of the Company. Following the Closing and the issuance of the Shares, the Company shall, at its own expense:

         3.1 No later than February 1, 2000, prepare and file with the SEC a shelf registration statement (the "Registration Statement") under Rule 415 of the Securities Act of 1933 (the "Securities Act") with respect to such Shares and use its reasonable best efforts to cause such Registration Statement to become effective no later than June 15, 2000 (the "Effectiveness Date"). The Company shall use its reasonable best efforts to continuously maintain the effectiveness of such Registration Statement until the Shares have been sold in

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full, or the Shares may be sold without limitation under Rule 144 of the
Securities Act, whichever first occurs (the "Effectiveness Period"):

         3.2 Prepare and file with the SEC such amendments, post-effective amendments, prospectus and prospectus supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such Registration Statement.

         3.3 Furnish to Purchaser such numbers of copies of the Registration Statement and the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Purchaser may reasonably request in order in order to facilitate the disposition of Shares covered by such Registration Statement.

         3.4 Use its reasonable best efforts to register and qualify the Shares covered by such Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be necessary or appropriate as reasonably requested by Purchaser; or, in the case of any underwritten public offering, by the managing underwriter, provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

         3.5 In the event of any underwritten public offering (solely in the Company's discretion), enter into and perform its obligations under an underwriting agreement (including without limitation, indemnification by the Company of the underwriter or underwriters, and a market stand-off agreement or agreements by the Company and such officers, directors or other entities as a managing underwriter reasonably requests, on similar terms and for the same duration as provided in this Agreement as to Purchaser), in usual, reasonable and customary form, with the managing underwriter of such offering. Purchaser shall also enter into and perform its obligations under such an agreement; provided, that such agreement shall not contain any provisions applicable to Purchaser which are inconsistent with the provisions hereof.

         3.6 Notify Purchaser at any time when a prospectus relating thereto is required to be delivered under the Securities Act or the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

         3.7 Cause all such Shares registered pursuant to this Agreement to be listed on each securities exchange on which the Common Stock is then listed, which shall include Nasdaq and The Toronto Stock Exchange.

         3.8 Provide a transfer agent and registrar for all Shares registered hereunder and provide the Shares the same CUSIP number as the Common Stock, in each case not later than the effective date of such registration.

         3.9 Where the Company is pursuing registration of shares by an underwritten public offering, use its reasonable best efforts to furnish, at the request of Purchaser on the date that such Shares are delivered to the underwriters for sale, copies of (i) an opinion, dated


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such date, of counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in the underwritten public offering, addressed to the underwriters, if any, and
(ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to the underwriters in an underwritten public offering, addressed to the underwriters; if any.

         3.10 Where the Company is pursuing registration of shares by an underwritten public offering, make available for inspection by Purchaser, any underwriter participating in any distribution and any attorney, accountant or other agent retained by Purchaser or any underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply, all information reasonably requested by Purchaser, in its capacity as selling stockholder, and any such underwriter, attorney, accountant or agent in connection with such registration statement.

    4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as follows:

         4.1 Organization; Good Standing; Qualification. The Company is a corporation duly organized, validly existing under the laws of Canada, and not discontinued or dissolved, has all requisite corporate power, capacity and authority to own and operate its properties and assets and to carry on its business as now conducted, to execute and deliver this Agreement and that certain License, Distribution and Supply Agreement, dated as of even date herewith, between the Company and the Purchaser (the "License Agreement"), to issue and sell the Shares, and to carry out the provisions of this Agreement and the License Agreement. The Company is duly and currently qualified to do business as a foreign corporation to transact business in each jurisdiction in which the failure to do so would have a material adverse effect on its business and properties.

         4.2 Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the License Agreement, the performance of all obligations of the Company hereunder and thereunder at the Closing and the authorization, Issuance, sale and delivery of the Shares being sold hereunder has been taken or will be taken prior to the Closing, and this Agreement and the License Agreement constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) to the extent the indemnification provisions contained in this Agreement may be limited by applicable federal, provincial or state securities law.

         4.3 Valid Issuance of Common Stock. The Shares that are being purchased by the Purchaser hereunder will upon issuance and delivery hereunder be duly and validly issued, fully paid and nonassessable, and will be free of liens, encumbrances and claims of any kind and of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable United States state and federal securities laws and applicable Canadian securities regulatory requirements.

         4.4 Governmental Consents. No consent, approval, qualification, order or authorization of, or filing with, any local, state, provincial or federal governmental authority is

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required on the part of the Company in connection with the Company's valid execution, delivery or performance of this Agreement and the License Agreement, or the offer, sale or issuance of the Shares by the Company, other than such filings as have been made prior to the Closing, except Form D or any notices of sale required to be filed under applicable state securities or "Blue Sky" laws and applicable Canadian securities regulatory requirements, which will be timely filed within the applicable periods therefor.

         4.5 Capitalization and Voting Rights. Immediately prior to the Closing, the authorized capital of the Company consists of:

              (a) Preferred stock. An unlimited number of Preferred Shares, none of which are issued and outstanding and Employee Participation Shares, of which 2,000,000 have been issued, 975,000 of which have been designated and issued as Series A Participation Shares, 550,000 of which have been designated and issued as Series B Participation, and 475,000 of which have been designated and issued as Series C Participation Shares, of which 587,000 Series A, 435,000 Series B and 475,000 Series C are issued and outstanding. The rights and privileges and preferences of Preferred Stock and Participation Shares are as stated in the Certificate of Incorporation of the Company filed with the Corporations Directorate as of January 1, 1999, a true and correct copy of which has been provided to the Purchaser (the "Certificate").

              (b) Common Stock. An unlimited number of shares of common stock ("Common Stock"), of which 32,516,743 shares are issued and outstanding.

              (c) Except for instruments listed on Exhibit B hereto there are no outstanding options, warrants, rights (including conversion of preemptive rights and rights of first refusal) or agreements for the purchase or acquisition from the Company of any shares of its capital stock. The Company is not a party or subject to any agreement or understanding, and, to the best of the Company's knowledge, there is no agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director of the Company.

         4.6 Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any other corporation, association or other business entity, except as indicated in Exhibit C attached. The Company is not a participant in any material joint venture, partnership or similar arrangement, except as disclosed in the Company's Form 20F.

         4.7 Compliance with Other Instruments. The Company is not in violation or default in any material respect of any provision of its Certificate, Bylaws or in any material respect of any provision of, and no consent or approval of any third party is required under, any mortgage, indenture, agreement, instrument or contract to which it is a party or by which it is bound or, to the best of its knowledge, of any federal, provincial or state judgment, order, writ, decree, statute, rule or regulation applicable to the Company. The execution, delivery and performance by the Company of this Agreement and the License Agreement and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in material conflict with or constitute, with or without the passage of time or giving of notice, either a material default under any such provision or an event that results in the creation of any material lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations, or any of its assets or properties.

         4.8 LITIGATION. There is no action, suit, proceeding or investigation pending or currently threatened in writing against the Company or any of its affiliates, except as indicated in Exhibit D. The Company is not a party to, or to the best of its knowledge, named in any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit or proceeding by the Company currently pending or threatened in writing, or that the Company currently intends to initiate, except as indicated in Exhibit D.

         4.9 DISCLOSURE. The Company has provided the Purchaser with all the information requested by the Purchaser in connection with its decision to purchase the Shares. Neither this Agreement, the License Agreement, nor any written statements or information or certificates filed with securities regulatory authorities contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

         4.10 OFFERING. Subject in part to the truth and accuracy of the Purchaser's representations set forth in this Agreement, the offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

         4.11 FINANCIAL STATEMENTS. The Company has delivered to the Purchaser its audited financial statements (balance sheet and profit and loss statement, statement of shareholders' equity and statement of changes in financial position including notes thereto) at December 31, 1998 and for the fiscal year then ended (the "Audited Financial Statements") and its unaudited financial statements (balance sheet and profit and loss statement including notes thereto) as at and for the three-month period ended March 31, 1999 (the "Unaudited Financial Statements" and, collectively with the Audited Financial Statements, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other, except that the Unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to March 31, 1999 and
(ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company, except that the Company will enter into a loan agreement to finance part of the fee owing on closing of the License Agreement. Except as disclosed in the Financial Statements and except for guarantees by subsidiaries of the Company which may be given under the above mentioned loan agreement, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

         4.12 ABSENCE OF MATERIAL CHANGES. To the best of the Company's knowledge, since March 31, 1999 there has not been any event or condition of any type that has materially and adversely affected the business, properties, prospects or financial condition of the Company.

         4.13 TAX RETURNS AND PAYMENTS. The Company has timely filed all tax returns and tax reports as required by law. These tax returns and tax reports are true and correct in all material respects. The Company has paid all taxes and other assessments due or has made adequate provision for the payment of taxes that have or may have become due or payment of any assessment received by the Company, except those contested by it in good faith. To the best of the company's knowledge, there are no material pending challenges to any tax filings by any government authority.

    5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser hereby represents and warrants to the Company as follows:

         5.1 AUTHORIZATION. The Purchaser has the requisite legal power and authority to enter into this Agreement and this Agreement when executed shall constitute a valid and legally binding obligation of the Purchaser.

         5.2 INVESTMENT INTENT. This Agreement is made with the Purchaser in reliance upon its representation to the Company, which by its execution hereof it confirms, that the Shares have been acquired with its own funds for investment for an indefinite period for its own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting participation in, or otherwise distributing the same; provided that the Purchaser reserves the right to control disposition of the Shares subject to the terms of this Agreement. By executing this Agreement, the Purchaser further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participations, to such person or to any third person, with respect to any of the Shares.

         5.3 RELIANCE UPON THE PURCHASER'S REPRESENTATIONS. The Purchaser understands that (i) the Shares are not registered under the Securities Act or qualified under any state securities law, and (ii) the Shares are being issued to the Purchaser on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof and/or Regulation D promulgated thereunder and from applicable state securities law, and (iii) the Company's reliance on such exemptions is predicated on the Purchaser's representations set forth herein. The Purchaser understands that these exemptions only exempt the issuance of the Shares to the Purchaser and not any sale or other disposition of the Shares or any interest therein by the Purchaser.

         5.4 RESTRICTED SECURITIES. The Purchaser acknowledges that the Shares are restricted securities under the Securities Act and may not be resold or transferred unless the Shares are first registered under the Federal securities laws or unless an exemption from such registration is available. In addition, the Purchaser understands that any resale or transfer must comply with applicable state securities laws.

         5.5 RECEIPT OF INFORMATION. Without limiting the rights and remedies available to it, the Purchaser acknowledges that it believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares and that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the business, properties, prospects, and financial

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condition of the Company and to obtain additional information (to the extent the
Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Purchaser or to which Purchaser had access.

         5.6 INVESTMENT EXPERIENCE. The Purchaser represents that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, has the ability to bear the economic risks of its investment and has been furnished with and has had access to all of the information it considers necessary or appropriate to evaluate the risks and merits of an investment in the Shares, and it had an opportunity to discuss the Company's business, management and financial affairs with the Company's management. The Purchaser represents that it is an "accredited investor" as defined in Regulation D promulgated under the Securities Act.

         5.7 LIMITATIONS ON DISPOSITION. The Purchaser agrees that in no event will it make a disposition of any of the Shares (other than a permitted transfer under this Agreement), unless and until (i) it shall have notified the Company in writing at least 5 business days in advance of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and (ii) it shall have furnished the Company with an opinion of counsel knowledgeable in securities matters and reasonably satisfactory to the Company and in customary form to the effect that
(a) such disposition will not require registration of such Shares under the Securities Act, or (b) appropriate action necessary for compliance with the Securities Act has been taken, or (iii) the Company shall have waived, expressly and in writing, its rights under clauses (i) and (ii) of this subparagraph. The opinion shall also indicate that the disposition is exempt from in compliance with or qualified under all applicable state securities laws. The Company shall be allowed, at its option, to participate in the disposition by designating a broker responsible for completing such disposition at the Company's expense in an orderly way over a reasonable time, as mutually agreed by the Company and the Purchaser.

         5.8 PUBLIC SALE. The Purchaser agrees not to make, without the prior written consent of the Company, any public offering or sale of the Shares, even if permitted to do so pursuant to Rule 144(k) promulgated under the Securities Act, until the earlier of (i) the Effectiveness Date or (ii) one (1) year after the date of this Agreement.

         5.9 LEGENDS. All certificates representing the Shares shall contain the following legends:

    "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED ABSENT ANY EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL KNOWLEDGEABLE IN SECURITIES MATTERS, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN COMMON STOCK PURCHASE AGREMEENT, WHICH CONTAINS CERTAIN RESTRICTIONS ON TRANSFER, A COPY OF WHICH PURCHASE AGREEMENT IS AVAILABLE FOR INSPECTION AT THE EXECUTIVE OFFICES OF THE COMPANY."

    6. MARKET STAND-OFF AGREEMENT. Where the Company is pursuing an underwritten offering, the Purchaser hereby agrees that, during the period or duration specified by the Company and an underwriter of common stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Securities Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except common stock included in such registration; provided, however, that:

         (a) such agreement shall not exceed ninety (90) days for each such registration statement of the Company which covers common stock (or other securities) to be sold on its behalf to the public in an underwritten offering; and

         (b) such agreement shall not apply to permitted transfers under
Section 10.1.

         In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Shares held by the Purchaser (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

    7. REGISTRATION RIGHTS.

         7.1 COMPANY REGISTRATION. If the Company shall decide or take steps to register any of its Common Stock or securities convertible to or exchangeable for Common Stock, either for its own account or the account of a security Purchaser, other than a registration relating solely to employee benefit plans, or a registration relating solely to a Rule 145 transaction, or a registration on any registration form which does not permit secondary sales, the Company will:

              (a) promptly give to the Purchaser written notice of each such proposed offering; and

              (b) use its reasonable best efforts to include in each such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 7.2 below, and in any underwriting involved, all the Shares specified in a written request or requests, made by the Purchaser within twenty (20) days after the written notice from the Company described in Section 7.1(a) above is effective. Such written request may specify all or a part of the Shares for inclusion.

         7.2 UNDERWRITING. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Purchaser as a part of the written notice given pursuant to
Section 7.1(a). In such event the right of the purchaser to registration pursuant to Section 7.1 shall be conditioned upon the Purchaser's participation in such underwriting and the inclusion of the Shares in the underwriting to the extent provided herein. The Purchaser, in proposing to distribute its Shares through such underwriting, shall (together with the Company and the holders of other securities of the Company distributing their securities through such underwriting, enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

         Notwithstanding any other provision of this Section, if the representative of the underwriters advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, the representative may (subject to the limitations set forth below) exclude all of the Shares from, or limit the number of Shares to be included in, the registration and underwriting. The Company shall so advise the Purchaser, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated first to the Company for securities being sold for its own account and thereafter as set forth in Section
7.9. If the Purchaser does not agree to the terms of any such underwriting, it shall be excluded therefrom by written notice from the Company or the underwriter. Any Shares or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

         7.3 Expenses of Registration. All Registration Expenses (as defined below) incurred in connection with any registration, qualification or compliance pursuant to Section 7.1 shall be borne by the Company. All Selling Expenses (as defined below) relating to securities so registered shall be borne by the Purchaser and the other holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf. For purposes of this Agreement, the term "Registration Expenses" shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, fees and disbursements of one counsel for the Purchasers of the securities so registered in any registration, blue sky or equivalent fees and expenses, expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company), and the term "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of the Shares and all fees and disbursements of counsel for the Purchaser (other than the fees and disbursements of the one counsel included in Registration Expenses).

         7.4 Registration Procedures. In the case of each registration effected by the Company pursuant to this Section, the Company will keep the Purchaser advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its reasonable best efforts to:

              (a) Keep such registration effective for a period of one hundred twenty (120) days or until the Purchaser has completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that such 120-day period shall be extended for a period of time equal to the period the Purchaser refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company;

              (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

              (c) Furnish such number of prospectuses and other documents incident thereto, including any preliminary prospectus or amendment of or supplement to the prospectus, as the Purchaser from time to time may reasonably request;

              (d) Notify the Purchaser if any Shares are covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act on the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;

              (e) Use all reasonable efforts to register and qualify the securities covered by the registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Purchaser; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such state or jurisdiction;

              (f) Cause all such Shares registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

              (g) Provide a transfer agent and registrar for all Shares registered pursuant hereunder and a CUSIP number for all such Shares, in each case not later than the effective date of such registration;

              (h) Otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen
(18) months, beginning with the first month after the effective date of the Registration Statement, which earnings statement shall satisfy the provision of
Section 11(a) of the Securities Act; and

              (i) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 7 hereof, the Company will enter into an underwriting agreement reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains customary underwriting provisions and provided further that if the underwriter so requests the underwriting agreement will contain customary contribution provisions.

         7.5 Indemnification.

              (a) The Company will indemnify the Purchaser, each of its officers, directors and partners, legal counsel and accountants and each person controlling the Purchaser within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 7, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the company in connection with any such registration, qualification or compliance, and will reimburse each the Purchaser, each of its officers, directors, partners, legal counsel and accountants and each person controlling the Purchaser, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by the Purchaser and stated to be specifically for use therein, provided that the indemnity agreement contained in this Section 7.5(a) shall not apply to amounts paid in settlement of any such losses, claims, damages, liabilities (or actions in respect thereof) if such settlement is effected without the consent of the Company (which consent not to be unreasonably withheld).

              (b) The Purchaser will, if the Shares held by it are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors, officers, partner, legal counsel and accountants and each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other shareholder and each of their officers, directors and partners, and each person controlling such other shareholder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such other shareholders, directors, officers, partners, legal counsel and accountants, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by the Purchaser and stated specifically for use therein, provided, however, that the indemnity agreement contained in this Section 7.5(b) shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of the Purchaser (which consent shall not be unreasonably withheld).

              (c) Each party entitled to indemnification under this Section 7.5 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the indemnifying party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the indemnified party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 8, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each indemnified party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

              (d) If the indemnification provided for in this Section 7.5 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other. In connection with the statements or omissions which resulted in such loss, liability, claim damage or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

              (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution (as are reasonable and customary) contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

         7.6 Information by Purchaser. The Purchaser shall furnish to the Company such information regarding the Purchaser and distribution proposed by the Purchaser as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 7.

         7.7 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may permit the sale of the Shares to the public without registration, the Company agrees to use its reasonable best efforts to:

              (a) Make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act, at all times;

              (b) File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

              (c) So long as the Purchaser owns any Shares, furnish to the Purchaser forthwith upon written request a written statement by the Company as to its compliance with the reporting requirement of Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as the Purchaser may reasonably request in availing itself of any rule or regulation of the SEC allowing the Purchaser to sell any such securities without registration.

         7.8 TRANSFER OR ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register securities granted to the Purchaser by the Company under
Section 7.1 may be transferred or assigned by the Purchaser only to a transferee or assignee of not less than one million Shares (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits and the like), and only provided that the Company is given written notice at the time of or within a reasonable time after said transfer or assignment, stating the name and address of said transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, and provided further that the transferee or assignee of such rights assumes in writing the obligations of the Purchaser under this Section 7.

         7.9 ALLOCATION OF REGISTRATION OPPORTUNITIES. In any circumstance in which all of the Shares and other shares of Common Stock of the Company (including shares of Common Stock issued or issuable upon conversion of shares of any currently unissued series of Preferred Stock of the Company) with registration rights (the "Other Shares") requested to be included in a registration on behalf of the Purchaser or other selling shareholders cannot be so included as a result of limitations of the aggregate number of the Shares and Other Shares which may be so included, the number of Shares and Other Shares to be included shall be allocated among the Purchaser and other selling shareholders requesting inclusion of shares pro rata on the basis of the number of shares of Shares and Other Shares that would be held by the Purchaser and other selling shareholders, assuming conversion; provided, however, that, so that such allocation shall not operate to reduce the aggregate number of the Shares and Other Shares to be included in such registration, if the Purchaser or other selling shareholder does not request inclusion of the maximum number of the Shares and Other Shares allocated to him, her or it pursuant to the above-described procedure, the remaining portion of his, her or its allocation shall be reallocated among the Purchaser and other selling shareholders whose allocations did not satisfy their requests pro rata on the basis of the number of the Shares and Other Shares that would be held by the Purchaser and other selling shareholders, assuming conversion, and this procedure shall be repeated until all of the Shares and Other Shares that may be included in the registration on behalf of the Purchaser and other selling shareholders have been so allocated.

         7.10 DELAY OF REGISTRATION. The Purchaser shall not have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section.

         7.11 TERMINATION OF REGISTRATION RIGHTS. The right of the Purchaser to request inclusion in any registrations pursuant to Section 7.1 shall terminate on the earlier of the date that all Shares held by the Purchaser (i) are sold in accordance with Rule 144 or (ii) may be sold under Rule 144(k).

    8. MISCELLANEOUS.

         8.1 TRANSFER. All or any part of the Shares may be transferred or assigned to a subsidiary or parent corporation or affiliate of the Purchaser as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended ("Rule 12b-2"), if written notice is provided to the Company within thirty (30) days of the transfer or assignment and the assignee or transferee agrees in writing to be subject to the terms hereof to the same extent as if it were an original Purchaser hereunder; provided, however, that in the event the Purchaser transfers or assigns the Shares to an affiliate under Rule 12b-2 whose primary business involves the investment of capital, such affiliate may Transfer (as defined below) the Shares under the following conditions:

              (a) such affiliate may not Transfer any Shares held by it for a period of one (1) year from the date of this Agreement; and

              (b) such affiliate shall agree in writing that it will be subject to the provisions of this Section and to the terms and conditions of this Agreement.

         For the purposes of this Section, "Transfer" means to, directly or indirectly, sell, offer to sell, contract to sell (including without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of the Shares.

         8.2 PUBLIC STATEMENTS. Neither the Company nor the Purchaser (including its affiliates under Rule 12b-2) shall use the name of the other party or otherwise disclose the substance or existence of the transactions contemplated in this Agreement or the License Agreement in any public statement, prospectus, annual report or press release or other public communication (collectively "Public Statements") without the prior written approval of the other party, which may not be unreasonably withheld or delayed; provided, however, that both parties shall endeavor in good faith to give the other party a minimum of two
(2) business days to review such Public Statements; provided, further, that, upon approval of any such Public Statement, both parties may disclose to third parties the information contained in such Public Statement without the further approval of the other; and provided, further, that if a party hereto does not approve such Public Statement, either party may still use the name of the other party in any Public Statement without the prior written approval of the other party, if such party is advised by counsel that such disclosure is required to comply with applicable law.

         8.3 FURTHER ASSURANCES. Each of the parties hereby agrees to execute and deliver such other documents and to take such further actions as may reasonably be requested by the other party in order to consummate the transactions contemplated herein or to carry out the intent of this Agreement.

         8.4 NOTICES. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or two business days (in the recipient's jurisdiction) after delivery to a recognized express courier of international standing, with all charges and fees prepaid, addressed to the other party hereto at its address hereinafter shown below its signature or at such other address as such party may designate by advance written notice to the other party hereto.

         8.5 GOVERNING LAW. The parties hereto agree that all questions pertaining to the validity, enforcement and interpretation of this Agreement shall be determined in accordance with the laws of the State of Delaware, without regard to its principles regarding choice of law. Each party agrees that it shall comply in all material respects with laws of any applicable jurisdiction (including without limitation the federal and provincial laws of Canada) in the performance of its obligations under this Agreement.

         8.6 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon the Purchaser and its successors and assigns.

         8.7 AMENDMENTS AND WAIVERS. This Agreement and the License Agreement represent the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all previous understandings, written or oral. This Agreement may only be amended with the written consent of the parties hereto, or the successors or assigns of the foregoing, and no oral waiver or amendment shall be effective under any circumstances whatsoever.

         8.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

         8.9 SEVERABLE PROVISIONS. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.



[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:                                DRAXIS HEALTH INC.


                                        By: /s/ Martin Barkin
                                            ---------------------------------
                                            Name: Martin Barkin
                                            Title: President and Chief
                                                   Executive Officer
                                            Address: 6870 Goreway Drive
                                                     Mississauga, Ontario
                                                     Canada L4V 1P1



PURCHASER:                              ELAN INTERNATIONAL SERVICES, LTD.


                                        By: /s/ Kevin Insley
                                            ---------------------------------
                                            Name: Kevin Insley
                                            Title: President & Chief
                                                   Financial Officer
                                            Address: 102 St. James Court
                                                     Flatts, Smiths, FL04
                                                     Bermuda

                                   EXHIBIT A

                                 LEGAL OPINION


Legal opinion from counsel reasonably acceptable to Purchaser to be delivered at Closing, along with delivery of Shares. Opinion will cover, among any other topics (subject to customary assumptions and limitations):

1. Due incorporation, valid existence and good standing of Company

2. Requisite corporate authority to enter into and perform Agreement; duly executed and delivered; legal, valid and binding obligation of Company enforceable according to its terms

3. Shares are validly issued, fully paid and nonassessable, free and clear of all liens, encumbrances or restrictions of any kind except per Agreement and applicable securities laws

4. Capitalization of Company, per Agreement

5. Execution, delivery and performance of Agreement do not violate applicable law or constitute default or breach of any obligation or agreement of company, its charter documents or any order binding Company

6. No claim, litigation or proceeding pending or threatened in writing which would question the validity or right to enter into the Agreement or its performance by Company

7. Offer and sale of the Shares are exempt from registration requirements of the Securities Act and from applicable Blue Sky laws

                                   EXHIBIT B

                 WARRANTS, OPTIONS, AND CONVERTIBLE SECURITIES


As of June 17, 1999, there were no warrants, options or securities convertible into common shares of Draxis Health Inc. other than the following:

1. 500,000 warrants issued to Novopharm Limited to purchase one common share per warrant at CDN$2.09 per share on or before April 18, 2000;

2. 600,000 warrants issued to Royal Bank Capital Corporation to purchase one common share per warrant at CDN$3.70 per share on or before July 31, 2000.

3. 3,046,867 option to purchase common shares under the Corporation's Stock Option Plan at exercise prices ranging from US$1.48 to CDN$4.42 expiring from 1999 to 2006.

4. 2,000,000 participation shares convertible, in the case of Series A until February 16, 2000, in the case of series B until December 18, 2000, and, in the case of Series C until May 11, 2004.

                               DRAXIS HEALTH INC.
                          CORPORATE ORGANIZATION CHART
                             (AS AT MAY 18, 1999)(1)

                               ------------------
                               DRAXIS HEALTH INC.
                                    (CANADA)
                               ------------------

                               Canadian Companies
                ------------------------------------------------
                Draximage            Draxis            Draxis
                   Inc.              Pharms        Pharmaceutical
                                      Inc.              Inc.

                (Canada)            (Canada)          (Canada)




                             International Companies
                -------------------------------------------------
                   DAHI                DAHI                DAHI
                  Animal              Animal              Animal
                  Health              Health              Health
                (Australia)        (New Zealand)          (U.K.)
                Pty Limited         Pty Limited           Limited

                (Australia)        (New Zealand)         (England)



                                 U.S. Companies
           -----------------------------------------------------------
             Deprenyl         DAHI LLC          DAHI            Draxis
              Animal                           Nevada          U.S. Inc.
              Health,                           Inc.
               Inc.

           (Los Angeles)     (Delaware)       (Nevada)        (Delaware)


1  All companies are 100% owned

                                   EXHIBIT D


         On March 12, 1998, Dr. Jozsef Knoll issued a Notice of Action against the Corporation and DAHI (the "Defendants"). A formal Statement of Claim was filed with the Ontario Court (General Division) on May 1, 1998. Dr. Knoll is claiming damages principally in resepct of a royalty based on the net profit from sales of Anipryl (Registered Trademark) which he claims he is owed based on a December 1990 consulting agreement between himself and DAHI (the "Consulting Agreement"). Pursuant to the Statement of Claim, Dr. Knoll is also seeking relief under the oppression remedy contained in Section 241 of the Canada Business Corporations Act, claiming that the failure of the Defendants to abide by the terms of the Consulting Agreement has been oppressive and has unfairly disregarded his interests.

         The Corporation continues to regard all of Dr. Knoll's claims to be entirely without merit. The Corporation has retained counsel and is defending vigorously the lawsuit.

         On August 6, 1998, the Corporation issued a Statement of Claim against Dr. Morton P. Shulman claiming damages in the amount of $1,500,000 for breach of contract, confidence and breach of fiduciary duty and damages for defamation, injurious falsehood, intimidation and intentional interference with economic and contractual relations (the "Claim"). The Corporation has been advised by the solicitors for Dr. Shulman that the Public Trustee for the Province of Ontario has taken over the affairs of Dr. Shulman and they have been advised not to take instructions from Dr. Shulman or take any steps in any litigation involving him without further instruction from the Public Trustee. To date, neither the Corporation nor its solicitors have received any further correspondence from Dr. Shulman's solicitors with respect to the Claim.

         On April 11, 1996, the contract marketing organization used by Draxis in the Unites States and one of its employees were sued in the State of New York. Three individuals have claimed that the failure by that organization to hire two of the plaintiffs and the termination of the employment of the third plaintiff amounted to unlawful discriminatory hiring or termination practices in violation of New York law. A consultant under contract with Draxis has also been sued. Draxis and Draxis U.S. Inc. have been sued based on the consultant's alleged conduct. Each of the plaintiffs is seeking US$5,000,000 in damages. Draxis has retained counsel and has instructed such counsel to vigorously defend the claim. Based on information made available to the Company to date, Draxis does not believe that this litigation will have a material adverse effect on its results of operations or financial condition.